Exhibit 99.1

For Immediate Release

Contact:	David Leedy
972-586-1703
dleedy@aviall.com

AVIALL ANNOUNCES A 22% INCREASE IN FIRST QUARTER NET EARNINGS

DALLAS, TEXAS May 2, 2006 — Aviall, Inc. (NYSE: AVL) today reported financial results for its first quarter ended March 31, 2006.

Highlights:

•	On May 1, 2006, the Company announced that it had signed a definitive agreement with The Boeing Company where Boeing will pay a cash price of $48 for each outstanding share, or $1.7 billion in total plus the assumption of approximately $350 million in debt.

•	Net earnings after tax increased 22% to $15.8 million ($0.45 per diluted share) in the first quarter of 2006 versus $13.0 million ($0.38 per diluted share) in the same period last year.

•	Net sales improved $75.5 million to $367.0 million, up 26% year-over-year.

•	Operating income from continuing operations in the first quarter of 2006 rose by $6.1 million to $31.2 million, up 24% compared to $25.1 million in the same period of 2005.

•	Selling and administrative (S&A) expense as a percentage of sales declined to 9.3% in the first quarter of 2006 from 9.6% in first quarter of 2005.

(M O R E)

AVIALL ANNOUNCES A 22% INCREASE IN FIRST QUARTER NET EARNINGS

First Quarter Results

Aviall, Inc. net earnings for the first quarter of 2006 were $15.8 million, an increase of 22% over net earnings of $13.0 million in the comparable 2005 period. This equated to earnings per share of $0.45 (diluted) in the first quarter of 2006 versus $0.38 (diluted) in 2005.

First quarter 2006 net sales jumped 26% to $367.0 million compared to last year’s first quarter net sales of $291.4 million. Aviall Services’ sales reflected a steady rise in parts sold to the general aviation sector, increased Rolls-Royce T56 sales, a full quarter of CF6 part sales (as compared to only commissions in the first quarter of 2005), and a partial quarter commission credit from the new Smiths Aerospace contract. Inventory Locator Service’s (ILS) net sales growth continued with a year-over-year increase of 7%.

Gross profit of $65.2 million for the first quarter of 2006 was up $12.0 million, or 23% higher than the $53.2 million earned in the first quarter of 2005 due primarily to the addition of one month of GE CF6 engine part sales, and the impact the new Smiths Aerospace and GE RSP agreements. S&A expense as a percentage of sales fell 35 basis points to 9.3% in the first quarter of 2006 from 9.6% in the first quarter of 2005, despite an absolute increase of $6.0 million year-over-year. S&A expenses increased year-over-year as a result of implementing SFAS 123R, additional pension expenses due to a lower discount rate, and incremental start-up costs from new contracts.

Operating income rose by $6.1 million, or 24%, to $31.2 million, and operating income as a percentage of sales was 8.5% in the first quarter of 2006. Interest expense rose $2.1 million year-over-year due to increased borrowings associated with higher inventory levels, the upfront investment made in new contracts, and higher interest rates. Lastly, the 2006 effective tax rate at 33.9% was slightly lower than in the first quarter of 2005.

(M O R E)

AVIALL ANNOUNCES A 22% INCREASE IN FIRST QUARTER NET EARNINGS

Review and Outlook

“The Company’s first quarter represents a solid start for 2006,” said Paul E. Fulchino, Aviall’s chairman, president and chief executive officer. “The addition of a new long-term contract with Smiths Aerospace and three additional new contracts with General Electric continues our accelerating momentum and now with announcement yesterday, the Company will be part of a new bigger, stronger team. Our combined industry knowledge with an industry leader will create a dynamic team that will add to our customers’ efficiency, operational savings and profitability.”

Fulchino continued, “Despite the negative impact of current high oil prices on the aerospace industry and the resulting uncertainties cast on the broader global economic expansion, Aviall continues to charge ahead. Our confidence reflects our steady organic growth and the execution of significant new product lines such as the recently announced Smiths and GE contracts; continued growth in our volume and share within the commercial airline and general aviation sectors; steady military product line sales; and our continued focus on providing superior service levels while maintaining tight cost controls.”

Summary and New Developments

Fulchino concluded, “While our past achievements and increasing market coverage are a testament to the obstacles we have overcome, we believe they are also a leading indicator of our future growth opportunities. We are very proud of the achievements that the independent Aviall has made over the last few years, but believe our future shines even brighter as part of the Boeing team.”

(M O R E)

AVIALL ANNOUNCES A 22% INCREASE IN FIRST QUARTER NET EARNINGS

Aviall will host a conference call on Wednesday, May 3, 2006, at 10 a.m. ET. The conference call can be accessed by calling (800) 369-1120 (toll free) or (210) 839-8553 (toll) and referencing passcode: Aviall and leader: David Leedy. A replay will be available until 11:59 p.m. ET on Friday, May 19, 2006, at (888) 566-0620 (toll-free) or (402) 998-0724 (toll). This call is also being webcast and can be accessed at www.aviall.com or through www.vcall.com.

# # #

About Aviall, Inc.

Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. Aviall is comprised of two operating units. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 220 manufacturers and offers approximately 700,000 catalog items from customer service centers located in North America, Europe, and Asia-Pacific. Aviall Services also offers a full line of aviation batteries, hoses, wheels and brakes, oxygen and paint services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates global eCommerce via its electronic marketplace that enables subscribers to buy and sell commercial parts, equipment and services, as well as provides eBusiness Services to the aviation, marine and defense industries. Additional information on Aviall is available at www.aviall.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including pricing pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of the Company’s customers and suppliers and developments in information and communications technology.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed merger of Aviall and Boeing. In connection with the proposed merger, Aviall plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF AVIALL ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to stockholders of Aviall. Investors and security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by Aviall with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and Aviall’s other filings with the SEC may also be obtained from Aviall. Free copies of Aviall’s filings may be obtained by directing a request to Aviall, Inc., 2750 Regent Boulevard, DFW Airport, Texas, 75261, Attention: Secretary.

Aviall, Boeing and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Aviall’s stockholders in favor of the proposed merger. Information regarding Aviall’s directors and executive officers is available in Aviall’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 27, 2006. Information regarding Boeing’s directors and executive officers is available in Boeing’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 24, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

AVIALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net sales	$366,952	291,448
Cost of sales	301,712	238,281

Gross profit	65,240	53,167
Selling and administrative expense	34,090	28,086

Operating income	31,150	25,081
Interest expense, net	7,191	5,103

Earnings before income taxes	23,959	19,978
Provision for income taxes (a)	8,125	6,978

Net earnings	$15,834	13,000

Basic net earnings per share	$0.47	0.40
Weighted average common shares	34,023,409	32,847,388

Diluted net earnings per share	$0.45	0.38
Weighted average common and potentially dilutive common shares	35,496,143	34,605,983

(a)	Cash tax payments were $1.4 million for the three months ended March 31, 2006.

AVIALL, INC.

SEGMENT INFORMATION

(In Thousands)

	Three Months Ended March 31,
	2006	2005
Net Sales
Aviall Services	$359,034	284,023
ILS	7,918	7,425

Total net sales	$366,952	291,448

Profit
Aviall Services	$32,997	26,417
ILS	3,140	2,811

Segment profit	36,137	29,228
Corporate	(4,987)	(4,147)
Interest expense, net	(7,191)	(5,103)

Earnings before income taxes	$23,959	19,978

AVIALL, INC.

SELECTED BALANCE SHEET DATA

(In Thousands)

	March 31, 2006	December 31, 2005
Cash and cash equivalents	$7,637	13,604
Receivables, net	$200,332	178,826
Inventories	$429,300	417,048
Deferred income taxes	$22,598	30,190
Total assets	$1,078,093	962,987
Accounts payable	$143,153	168,851
Total debt	$358,520	283,929
Shareholders’ equity	$445,997	428,149

SELECTED CASH FLOW DATA (In Thousands)

	Three Months Ended March 31,
	2006	2005
Net cash (used for) provided by operating activities	$(35,997)	11,605
Net cash used for investing activities	$(44,767)	(159,413)
Capital expenditures	$(2,517)	(2,713)

DEPRECIATION AND AMORTIZATION (In Thousands)

	Three Months Ended March 31,
	2006	2005
Depreciation	$2,544	2,237
Amortization	4,902	2,639
Debt issue costs	515	496

	$7,961	5,372